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                                      EXHIBIT 12
                RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (IN THOUSANDS EXCEPT RATIOS)
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
                                           Three Months Ended
                                               March 31,                                  Year Ended December 31,
                                           ------------------        ---------------------------------------------------------------
                                           1998          1997          1997           1996          1995         1994         1993
                                           ----          ----          ----           ----          ----         ----         ----
 Consolidated pretax income
   (loss) from continuing
   operations                              $3,257        $1,256        $9,520      $(18,675)       $12,065      $50,085     $49,027
 Amortization of capitalized
   interest                                 1,694         1,466         6,666          3,247         3,429        3,884       2,329
 Interest expensed (not
   capitalized)                               826           592         2,985            270            --           --          --
 Amortization of loan fees                    190           276           924            392           381          432         259
 Other amortization and
   depreciation                               731           549         2,883            814           715          748         487
 FASB Statement No. 121
   charges                                     --            --            --         23,910         9,405           --          --
 Interest portion of rental
   expense                                     --            --            --             --            --           --          --
 Less:  Income from
   unconsolidated joint
   ventures in excess of
   distributions                            (327)           (7)           136           (28)            --      (3,076)          --
                                           ------        ------       -------         ------        ------       ------      ------
 Earnings                                  $6,371        $4,132       $23,114         $9,930       $25,995      $52,073     $52,102
                                           ------        ------       -------         ------        ------       ------      ------
                                           ------        ------       -------         ------        ------       ------      ------

 Interest                                  $2,942        $2,836       $11,845         $7,865        $5,833       $6,621      $5,165
 Interest portion of rental
   expense                                     --            --            --             --            --           --          --
 Amortization of loan fees                    225           296           907            844           528          500         590
                                              ---           ---           ---            ---           ---          ---         ---
 Fixed Charges                             $3,167        $3,132       $12,752         $8,709        $6,361       $7,121      $5,755
                                           ------        ------       -------         ------        ------       ------      ------
                                           ------        ------       -------         ------        ------       ------      ------

 Ratio of earnings to fixed
   charges                                    2.0           1.3           1.8            1.1           4.1          7.3         9.1
                                           ------        ------       -------         ------        ------       ------      ------
                                           ------        ------       -------         ------        ------       ------      ------
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